Exhibit 10.1

June 19, 2019 (“Effective Date”)

Altus Group U.S., Inc.
17901 Von Karman Ave
Suite 950
Irvine, CA 92614

Re:	Third Letter Agreement to the Valuation Services Agreement (“Third Letter Agreement”)

Ladies and Gentlemen:

This Third Letter Agreement sets forth the understanding and agreement of RREEF Property Trust, Inc. (the “Company”), RREEF America L.L.C. (the “Advisor”) and Altus Group U.S. Inc. (“Altus”) in connection with extending and amending the Term of the professional valuation advisory services provided by Altus to Company and Advisor pursuant to (i) the Valuation Services Agreement (the “Services Agreement”), dated as of December 21, 2012, by and between Altus and the Company, (ii) the Engagement Letter dated December 20, 2012 included as Addendum A to the Services Agreement (the “Engagement Letter”), (iii) the first Amendment to Extend Altus Valuation Advisory Services dated May 24, 2016 (the “First Amendment”), (iv) the second amendment as reflected in the Letter Agreement to Valuation Services Agreement dated July 16, 2018 (the “Second Amendment”, and together with this Third Letter Agreement, the Services Agreement, Engagement Letter and First Amendment shall be hereafter referred to as, the “Agreement”), Altus performs certain independent valuation advisory services for the Company. Capitalized terms used and not otherwise defined herein shall have the meanings set forth in the Agreement.

Other than the changes specified below, no other changes will be made to the terms of the Agreement. Each of the parties hereby agree that the Agreement is revised and amended as follows:

(1)Section 4 of the Services Agreement (“Term and Termination of the Agreement”) shall be deleted in its entirety and replaced with the following new paragraph:

The term of this Agreement shall expire on July 1, 2020 with three successive one-year renewal options which, taken together, would extend this agreement until July 1, 2023. The renewal terms will automatically commence unless this Agreement is terminated by either party upon 90 days’ notice prior to the end of each respective term. Notwithstanding the foregoing, this Agreement may be terminated (i) by the Company at any time and for any reason by providing 30 days’ notice; provided, however, that the Company shall be obligated to pay Altus a pro rata share of the fee for the quarterly valuation series and daily valuation services for the quarter in which this Agreement is terminated; (ii) by Altus at any time and for any reason by providing 120 days’ notice; provided, however, that Altus shall be required to provide quarterly valuation services and daily valuation services through the end of the calendar quarter in which this Agreement is terminated; or (iii) by Altus or the Company upon a material breach of this Agreement by the non-breaching party upon

10 days’ notice from the other; provided that the breaching party has the opportunity to cure such breach, if curable, within such 10 day period. If the Agreement has not been renewed after the expiration date of the applicable term, and Altus Group has not been notified of Client and Advisor’s intent not to renew, Altus Group and Client agree that Altus Group will continue to provide the services contemplated hereunder on the terms set forth in this Agreement until a new agreement is entered into or the services are terminated in accordance with the terms set forth in this Agreement. For the avoidance of doubt, the terms of this Section 4 shall amend and supersede the paragraph titled “Term of the Agreement” in the Engagement Letter attached as Addendum A hereto.

[Signatures on the following page]

Agreed to and accepted as of the Effective Date.

RREEF Property Trust, Inc.
By: /s/ Eric Russell Date: July 11, 2019 Name: Eric Russell Title: Chief Financial Officer

Altus Group U.S. Inc.
By: /s/ Richard Kalvoda Date: July 11, 2019 Name: Richard Kalvoda Title: Senior EVP

Acknowledged as of the Effective Date: RREEF America L.L.C. By: /s/ Vikram Mehra Date: July 11, 2019 Name: Vikram Mehra Title: Director
By: /s/ Anne-Marie Vandenberg Date: July 11, 2019 Name: Anne-Marie Vandenberg Title: Director